EXHIBIT 10.1

Water Treatment Agreement

This Water Treatment Agreement (hereinafter, the “WTA”) between Sionix Corporation, a Nevada corporation domiciled at 914 Westwood Blvd., Box 801, Los Angeles, CA 90024 (“Sionix”) and McFall, Incorporated, a Washington corporation domiciled at 5050 326th Place, Carnation, WA 98014 (“McFall”) is entered into this 21st day of February, 2012 and endorsed by Mark Twogood contracted representative of Continental Resources, Inc. (hereinafter, the “Continental Representative”) as of the same date.

Preamble

Sionix designs, fabricates, assembles, installs, and operates proprietary, patent protected Mobile Water Treatment Systems (“MWTS”) for application in a number of vertical markets, including oil and gas operations in non-conventional shale plays in the continental United States as well as a number of other geographic locations worldwide.

McFall operates a logistics operation in the Williston Basin of North Dakota (hereinafter, the “Williston”) and performs such services as drilling rig placement, set-up and tear down; retention of operations personnel, general site maintenance and operations; and other tasks as may reasonably be assigned to McFall by Continental Resources, Inc. (“Continental”) in accordance with the Master Services Agreement (“MSA”) currently in effect between McFall and Continental.

McFall wishes to retain Sionix under the authority of their MSA with Continental to provide mobile water treatment services in conjunction with drilling activities undertaken by a specifically designated drilling rig to treat water contaminated by drilling activities in the Williston at the point of contamination.

Sionix wishes to undertake this engagement, as properly endorsed by the Continental Representative, and agrees to deploy a standard MWTS (flow rates of approximately 400,000 gallons/day) to the designated location in the Williston, properly configured to accept contaminated influent water from the onsite drilling activities, and to treat same in accordance with standards established by the Continental Representative at their sole and exclusive expense for a contracted price not less than $8/barrel or more than $30/barrel (standard oil industry barrel at 42 gallons/barrel), all dependent upon site specific chemical, hydrological and geographical conditions.

In order to memorialize the wishes of the parties to this WTA and fulfill the water treatment requirements imposed by the Continental Representative, the parties hereto have entered into the following:

Agreement

Conditions Precedent.  (1) McFall agrees to provide samples (consisting of five [5] gallon buckets in each location) of contaminated water from a like drilling activity in the Williston consisting of water from the first 2,200 feet of vertical drilling, the subsequent 10,000 feet of vertical drilling, and from at least one of any horizontal (or lateral) drilling off the vertical shaft at its earliest possible convenience after the execution of this WTA.  (2) Sionix, at its own expense, will test the provided samples for purposes of configuring the designated MWTS and providing guidelines and suggestions to the Continental Representative for testing standards and testing protocols that verify treatment results (an example of Influent/Effluent Standards is attached hereto as Annex “A”).  Results of said testing will be provided to McFall and the Continental Representative within twenty-four (24) hours after receipt from the independent testing laboratory, with a confirmation/attestation from Sionix that it will achieve treatment results based upon such testing compliant with standards established by the Continental Representative.

Contemplated Process.

McFall and/or the Continental Representative will issue a Notification to Proceed on a specified drilling project at a specified drilling site.

Prior to the initial installation and start-up, but not less than two (2) weeks prior to initial operation, a Sionix representative will visit a current drilling site to determine “hook-up” requirements for power, influent and effluent waters, as well as review any and all safety and operational procedures and guidelines promulgated by Continental, McFall, or the Continental Representative (as the case may be) for onsite operations, reporting and oversight to assure compliance and timely start-up of treatment operations.  Said Sionix representative will have authority to execute any site specific requirements that are consistent with this WTA or governmental health and safety oversight conditions.

Sionix will deploy its MWTS to the site and connect with 480/3 Phase/4 Wire power source, influent source, and effluent source.  Lab tests will be performed on influent water to determine consistency with initial test samples for adjustment of treatment regimen if required.

Influent water in excess of 300 gallons/minute (‘gpm”) will be temporarily contained in a retention pond (provided by Continental) until influent flow rates stabilize at or below 300 gpm.

All treated effluent will be returned for recycling to the driller or stored in a clear well until influent flow and effluent flow rates are equalized, which cycles shall be maintained during the anticipated twenty-five (25) day drilling cycle.

Periodic testing, as prescribed by the Continental Representative, will be conducted to assure maintenance of effluent quality.

After completion of each project, the MWTS will be removed with all the drilling equipment to a subsequent location and the steps listed above will be repeated.

During the course of the treatment operations by the Sionix MWTS, Sionix shall issue weekly invoices to McFall, but in any case, not more frequently the prescribed in the MSA between McFall and Continental.  It is understood by Sionix that Continental, as a general practice, issues payment in ninety (90) days.  To the extent that McFall marks-up the Sionix invoice to Continental, Sionix and McFall will discuss and agree on the extent and amount of such mark-up.  Sionix will not unreasonably withhold approval of the mark-up between McFall and Continental.

Project Funding.  To the extent that Sionix may require financing to fund project cash flow, McFall shall agree to subrogate Sionix billing subsequently billed to Continental by McFall to a factoring source or asset based lender of Sionix’ choice, but in no event will a factored or collateralized amount be greater than the invoice value, less McFall markup times seventy-five percent (75%).

Capacity Utilization.  McFall (and/or the Continental Representative, as the case may be) shall make best efforts to provide the following:  (1) for so long as Sionix performs to the conditions of the WTA and maintains the agreed upon quality of treated effluent, McFall will use its best efforts under the circumstances to assist in the deployment the Sionix MWTS for operations in the Williston for target deployments between two hundred (200) days and two hundred and seventy-five (275) days per year, with the understanding that force majeure conditions could modify such target deployment days; and (2)  influent to the MWTS shall be not less than two hundred thousand (200,000) gallons/day and not more than four hundred thousand (400,000) gallons, except to the extent that influent to the MWTS is in excess of the maximum, either McFall (and/or Continental, as the case may be) shall provide appropriate in-ground storage in accordance with local regulations or Sionix may provide an additional MWTS, whichever is most appropriate under the circumstances.

Benefit and Assignment.  It is understood and specifically agreed that this WTA shall inure to the benefit of the parties hereto and that no assignment, conveyance, pledge or hypothecation of this WTA shall be made without the express prior written consent of the non-assigning party; provided, however, Sionix will assign and convey this WTA to an affiliate company, currently under formation, for purposes of operating this particular MWTS in the Williston and McFall consents to such assignment.  Sionix will furnish a notification to McFall, and/or the Continental Representative for information purposes, with all relevant details about the assignment.

Term and Termination.  This WTA shall be in full force and effect for five (5) years from the date of execution, which provisions for yearly automatic renewal after the initial term, unless notified ninety (90) days prior to expiration of the initial or any renewal term by either party to this WTA that they do not intend to renew.

This WTA may only be terminated for cause, which is defined as a willful and repeated violation of the terms and conditions of the WTA, gross negligence, or an inability to provide effluent water by Sionix in accordance with agreed upon treatment standards as defined in the clause “Capacity Utilization” above.  Defaults or violations of this WTA must be noticed to the violating party who will have ten (10) days to cure the default or violation; provided, however, any violation of the Confidentiality/Non-Disclosure Clause of this WTA below, shall permit immediate cancellation upon issuance of notice.

Termination “not-for-cause” is strictly prohibited by this WTA.

Moratorium.  During the course of the first full year of the WTA, Sionix and any permitted assigns (as disclosed under the Benefit and Assignment clause above), pledges and agrees that it (they) shall not solicit or accept any engagement, directly or indirectly, that will place additional MWTS products under control of any drilling or hydraulic fracturing operation of Continental in the Williston.  If McFall is able to place five (5) additional MWTS products in other Continental operations in the Williston during the course of the first year of this WTA, Sionix will convey exclusive representation rights to McFall for Continental operations in the Williston.  Other potential representation agreements will also be granted for clients other than Continental in the Williston with like conditions.

Disclosure.  Sionix is a fully reporting public company (OTC: BB) and governed by the Securities Exchange Commission rules.  Certain events and transactions could require public disclosure under these rules.   To the extent disclosure is required, as determined by Sionix securities counsel, McFall acknowledges that these disclosures can occur without their prior consent.

Confidentiality/Non-Disclosure.  With the exception of mandatory disclosures described in the Disclosure section above, the Press Release(s) described below, disclosures between each party to this WTA and their legal and accounting representatives, and certain investors and/or investment banking engagements, the parties hereto are bound by the Mutual Confidentiality/Non-Disclosure Agreement attached to this Agreement as Annex “B,” and incorporated herein by reference.

Press Release(s).  To the extent legal or securities advisors believe advisable or necessary, the parties to this WTA hereby consent to a press release or releases announcing the execution of this WTA and a description of the events contemplated herein.

Good Faith Negotiations.  The parties to this WTA acknowledge that the contemplated transaction involves complex scientific and technical issues and during the term of this WTA, many issues may need to be discussed and agreed upon prior to the completion of this WTA or prior to the execution and implementation of subsequent agreements.  To that end, both parties agree and unequivocally commit to deal fairly between them and in complete and total transparency.

Representations and Warranties.  Each party hereto represents and warrants that:  (1) it has the requisite corporate authority to enter into this WTA; (2) that it has entered into no other agreement that would prevent or preclude performance under this WTA; (3) Sionix owns all the proprietary and patented intellectual property associated with the construction and operation of the MWTS; and (4) McFall is party to a MSA with Continental that does not prohibit them from entering into this WTA or agreeing to any of the terms and conditions contained herein.

Insurance.  XYZ shall maintain casualty insurance (minimum of $2,000,000) on the Sionix MWTS for such amounts and against such hazards as Sionix may require, with losses under the policies payable to Sionix or its assigns and liability insurance (minimum of $1,000,000) for personal injuries, death and/or property damages on terms satisfactory to Sionix, in each case naming Sionix as an additional insured.

Site Visitation.  Subject to a twenty-four (24) hour notice, Sionix reserves the right to demonstrate the functionality and efficacy of the Sionix MWTS in operation at any current drilling site to potential clients for purposes of promoting the sale of Sionix Water Treatment Services to other potential users.

Indemnification.  Each party to this WTA shall indemnify, defend and hold harmless the other party from any claims, demands or damages, including reasonable attorneys’ fees, arising out of or connected with any act or omission attributable to the other party’s performance as contemplated by this WTA.

Survivability.  The clause herein related to Confidentiality/Non-Disclosure and Representations and Warranties shall survive the expiration or termination of this WTA for any reason, including lapse of time.

Dispute Resolution.  In the event of any dispute between the parties hereto over any provision of this WTA, the parties agree to submit the matter to a third party mediator to resolve the dispute without recourse to legal action.

Governing Law/Venue.  The laws of the State of Delaware shall govern this WTA.  Exclusive personal jurisdiction of the federal court sitting in the immediate area of the non-complaining party will be the only venue available to the complaining party.

IN WITNESS WHEREOF, the authorized signatories of each party affixes their seal and signature hereto as of the date first written above.

SIONIX CORPORATION	MCFALL INCORPORATED

/s/ James R. Currier	/s/ Steve McFall
James R. Currier	Steve McFall
Chairman/Chief Executive Officer	President/Chief Executive Officer

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